Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE
JUNE 8, 2012

CHESAPEAKE ENERGY CORPORATION ANNOUNCES PRELIMINARY
VOTING RESULTS FROM ANNUAL SHAREHOLDER MEETING

OKLAHOMA CITY, OKLAHOMA, JUNE 8, 2012 – Chesapeake Energy Corporation (NYSE:CHK) announced preliminary voting results from its Annual Meeting of Shareholders held today at the company’s Oklahoma City headquarters.  The voting results are as follows:

Item 1:  Election of Directors:
Directors V. Burns Hargis and Richard K. Davidson were re-elected to the Board of Directors. However, since Messrs. Hargis and Davidson received the support of approximately 26% and 27%, respectively, of the votes cast, they have tendered their resignations as required by the Company’s new majority voting bylaw.  The Board will review the resignations in due course.

Item 2: Proposal to amend bylaws to implement majority voting in director elections:
The proposal received the support of 97% of the votes cast but received only 64% of the shares outstanding, which was less than the two-thirds required for shareholder approval of a bylaw amendment.  However, today the Board adopted the majority voting bylaw presented to the shareholders, even though it did not receive the requisite vote for shareholder approval, and made majority voting effective immediately.

Item 3: Shareholder advisory vote to approve named executive officer compensation:
The proposal did not pass, receiving the support of 20% of the votes cast.

Item 4: Proposal to amend long term incentive plan:
The proposal passed, receiving the support of 86% of the votes cast.

Item 5: Proposal to approve annual incentive plan:
The proposal did not pass, receiving the support of 31% of the votes cast.

Item 6: Ratification of independent registered public accounting firm:
The proposal passed, receiving the support of 93% of the votes cast.

Item 7: Shareholder proposal relating to re-incorporation in Delaware:
The proposal passed, receiving the support of 53% of the votes cast.

Item 8: Shareholder proposal relating to political lobbying expenditures:
The proposal did not pass, receiving the support of 36% of the votes cast.

Item 9: Shareholder proposal relating to the supermajority voting standard:
The proposal passed, receiving the support of 86% of the votes cast.

Item 10: Shareholder proposal relating to proxy access:
The proposal passed, receiving the support of 60% of the votes cast.

CHESAPEAKE CONTACTS:		MEDIA CONTACTS:		CHESAPEAKE ENERGY CORPORATION
Jeffrey L. Mobley, CFA	John J. Kilgallon	Michael Kehs	Jim Gipson	6100 North Western Avenue
(405) 767-4763	(405) 935-4441	(405) 935-2560	(405) 935-1310	P.O. Box 18496
jeff.mobley@chk.com	john.kilgallon@chk.com	michael.kehs@chk.com	jim.gipson@chk.com	Oklahoma City, OK 73154

Regarding today’s voting results, the Company commented, “Chesapeake appreciates shareholder feedback and will act appropriately with regard to the matters voted on today.  Chesapeake has recently taken important actions to enhance corporate governance and increase management oversight by, among other things, reconstituting the Board of Directors.  As previously announced, Chesapeake will add a new independent Non-Executive Chairman and four new independent directors proposed by shareholders to its nine-member Board within the next two weeks.  Chesapeake will also take the necessary actions so that shareholders will have the opportunity to elect the entire Board of Directors at the 2013 Annual Meeting of Shareholders.”

The preliminary results were tabulated by the Company’s independent Inspector of Elections, and final results will be disclosed upon certification by the Inspector.

Chesapeake Energy Corporation (NYSE:CHK) is the second-largest producer of natural gas, a Top 15 producer of oil and natural gas liquids and the most active driller of new wells in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S.  Chesapeake owns leading positions in the Marcellus, Haynesville, Bossier, and Barnett natural gas shale plays and in the Eagle Ford, Utica, Mississippi Lime, Granite Wash, Cleveland, Tonkawa, Niobrara, Bone Spring, Avalon, Wolfcamp and Wolfberry unconventional liquids plays.  The company has also vertically integrated its operations and owns substantial marketing, midstream and oilfield services businesses directly and indirectly through its subsidiaries Chesapeake Energy Marketing, Inc., Chesapeake Midstream Development, L.P. and Chesapeake Oilfield Services, L.L.C. and its affiliate Chesapeake Midstream Partners, L.P. (NYSE:CHKM).  Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information, presentations and news releases.

This news release includes "forward-looking statements" that give Chesapeake's current expectations or forecasts of future events.  Although we believe the expectations and forecasts reflected in our forward-looking statements are reasonable, we can give no assurance they will prove to have been correct.  They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties, and actual results may differ from the expectation expressed.  We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this news release, and we undertake no obligation to update this information.